                                                                EXHIBIT 99.2

                        TELEPHONE AND DATA SYSTEMS, INC.
                        PRO FORMA FINANCIAL INFORMATION

     Telephone and Data Systems, Inc. ("TDS"), together with its majority-owned subsidiaries, TDS Telecommunications Corporation, United States Cellular Corporation (AMEX symbol "USM") and American Paging, Inc. (AMEX Symbol "APP") are referred to in this report as the "Company."

     From January 1 through December 31, 1993, the Company acquired controlling interests in four telephone companies, one paging company and 25 cellular markets and several minority cellular interests representing a total of approximately 3.8 million population equivalents. The total consideration paid for these acquisitions was approximately $354.0 million, consisting of 6.8 million TDS Common Shares, 30,000 TDS Preferred Shares, 157,000 USM Common Shares, 29,000 shares of subsidiary preferred stock (which are exchangeable into approximately 73,000 TDS Common Shares), the obligation to deliver 140,000 USM Common Shares in the future, and $58.8 million in cash.

     As of December 31, 1993, the Company had pending agreements to acquire two telephone companies and controlling interests in nine cellular markets and a minority interest in one market representing a total of approximately 1.2 million population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements
were entered into, is approximately $181.6 million.   If these acquisitions are
completed as planned, the Company and/or USM will issue approximately 3.5 million TDS Common Shares, 49,000 USM Common Shares and will pay approximately $6.2 million in cash.

     Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:

Item                                                                    Page
- ----                                                                    ----

Telephone and Data Systems, Inc. Unaudited Condensed Pro Forma
Consolidated Financial Statements:

     Unaudited Condensed Pro Forma Consolidated Balance Sheet as of December 31, 1993

     Unaudited Condensed Pro Forma Consolidated Statement of Income for the Year Ended December 31, 1993

     Notes to Unaudited Condensed Pro Forma Consolidated
           Financial Statements

                                          TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                                           CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                          DECEMBER 31, 1993
                                                              UNAUDITED
                                                              ---------
                                                           (IN THOUSANDS)

                                                               ASSETS



                                                                             COMBINED             PRO FORMA
                                                                             COMPLETED           ADJUSTMENTS              PRO FORMA
                                                         TDS                AND PENDING           INCREASE                   TDS
                                                    CONSOLIDATED (a)        ACQUISITIONS         (DECREASE)             CONSOLIDATED
                                                    ----------------        ------------         -----------            ------------

CURRENT ASSETS                                      $      179,556          $     15,628         $      (71)(1)         $    195,113
                                                    --------------          ------------         ----------             ------------

INVESTMENTS
  Cellular limited partnership interests                   101,210                    --             (1,465)(1)               99,745
  Cellular license acquisition costs, net                   92,277                   619             69,016 (1)              161,912
  Marketable equity securities                              19,368                    --                 --                   19,368
  Other                                                    115,532                 3,515                 --                  119,047
                                                    --------------          ------------         ----------             ------------


                                                           328,387                 4,134             67,551                  400,072
                                                    --------------          ------------         ----------             ------------


PROPERTY, PLANT AND EQUIPMENT
  Telephone plant and franchise costs, net                 638,848                32,424             34,512 (1)              705,784
  Cellular telephone plant and
   license costs, net                                    1,014,103                 6,435             60,869 (1)            1,081,407
  Radio paging, net                                         52,945                    --                 --                   52,945
  Other, net                                                32,402                    --                 --                   32,402
                                                    --------------          ------------         ----------             ------------

                                                         1,738,298                38,859             95,381                1,872,538
                                                    --------------          ------------         ----------             ------------

OTHER ASSETS AND
DEFERRED CHARGES                                            12,941                 3,371                 --                   16,312
                                                    --------------          ------------         ----------             ------------

                                                    $    2,259,182          $     61,992         $  162,861             $  2,484,035
                                                    --------------          ------------         ----------             ------------
                                                    --------------          ------------         ----------             ------------


The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.


                                          TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                                           CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                          DECEMBER 31, 1993
                                                              UNAUDITED
                                                           (IN THOUSANDS)

                                                STOCKHOLDERS' EQUITY AND LIABILITIES


                                                                            COMBINED          PRO FORMA
                                                                            COMPLETED        ADJUSTMENTS        PRO FORMA
                                                         TDS               AND PENDING         INCREASE            TDS
                                                    CONSOLIDATED (a)       ACQUISITIONS       (DECREASE)       CONSOLIDATED
                                                    ----------------       ------------      -----------       ------------

CURRENT LIABILITIES                                 $        163,531       $     10,068      $     5,588 (1)   $    179,187
                                                    ----------------       ------------      -----------       ------------

DEFERRED LIABILITIES AND CREDITS                              90,979              5,602               --             96,581
                                                    ----------------       ------------      -----------       ------------

LONG-TERM DEBT, excluding current portion                    514,442             28,126               --            542,568
                                                    ----------------       ------------      -----------       ------------

REDEEMABLE PREFERRED STOCK,
  excluding current portion                                   25,632                 --               --             25,632
                                                    ----------------       ------------      -----------       ------------

MINORITY INTEREST in subsidiaries                            223,480                 --              984 (1)        224,464
                                                    ----------------       ------------      -----------       ------------

NONREDEEMABLE PREFERRED STOCK                                 16,833                 --               --             16,833
                                                    ----------------       ------------      -----------       ------------

COMMON STOCKHOLDERS' EQUITY
  Common Shares, par value $1 per share                       43,504                124            3,416 (1)         47,044
  Series A Common Shares,
     par value $1 per share                                    6,881                 --               --              6,881
  Capital in excess of par value                           1,084,211              2,536          168,409 (1)      1,255,156
  Retained earnings                                           89,689             15,536          (15,536)(1)         89,689
                                                    ----------------       ------------      -----------       ------------
                                                           1,224,285             18,196          156,289          1,398,770
                                                    ----------------       ------------      -----------       ------------

                                                    $      2,259,182       $     61,992      $   162,861       $  2,484,035
                                                    ----------------       ------------      -----------       ------------
                                                    ----------------       ------------      -----------       ------------






The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.


                                          TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                                        CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                                FOR THE YEAR ENDED DECEMBER 31, 1993
                                                              UNAUDITED
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            COMBINED          PRO FORMA
                                                                            COMPLETED        ADJUSTMENTS        PRO FORMA
                                                          TDS               AND PENDING         INCREASE            TDS
                                                      CONSOLIDATED         ACQUISITIONS (b)   (DECREASE)       CONSOLIDATED
                                                    ----------------       ----------------  -----------       ------------
OPERATING REVENUES
  Telephone                                         $       268,122        $    41,764       $       --        $    309,886
  Cellular telephone                                        247,259             18,494               --             265,753
  Radio paging                                               75,363                485               --              75,848
                                                    ----------------       ------------      -----------       ------------
    Total operating revenues                                590,744             60,743               --             651,487
                                                    ----------------       ------------      -----------       ------------

OPERATING EXPENSES
  Telephone                                                 189,012             34,993            1,105  (3)        225,110
  Cellular telephone                                        255,915             23,183            4,252  (3)        283,350
  Radio paging                                               76,084                331              214  (3)         76,629
                                                    ----------------       ------------      -----------       ------------
    Total operating expenses                                521,011             58,507            5,571             585,089
                                                    ----------------       ------------      -----------       ------------

OPERATING INCOME                                             69,733              2,236           (5,571)             66,398
                                                    ----------------       ------------      -----------       ------------

INVESTMENT AND OTHER
  INCOME (EXPENSE)
  Interest and dividend income                                8,082                156             (351) (5)          7,887
  Minority share of income                                     (475)                --             (452) (2)            588
                                                                                                  1,515  (6)
  Cellular investment income, net of
    license cost amortization                                15,704                 --             (204) (3)         16,396
                                                                                                    896  (4)
  Gain on sale of cellular
    properties and investments                                4,970                 --               --               4,970
  Other, net                                                   (155)             4,810               --               4,655
                                                    ----------------       ------------      -----------       ------------
                                                             28,126              4,966            1,404              34,496
                                                    ----------------       ------------      -----------       ------------

INCOME BEFORE INTEREST
  AND INCOME TAXES                                           97,859              7,202           (4,167)            100,894
  Interest expense                                           37,466              3,723             (351) (5)         42,088
                                                                                                  1,250  (7)
                                                    ----------------       ------------      -----------       ------------

INCOME BEFORE INCOME TAXES                                   60,393              3,479           (5,066)             58,806
  Income tax expense                                         26,497              2,285           (5,778) (8)         23,004
                                                    ----------------       ------------      -----------       ------------

NET INCOME                                                   33,896              1,194              712              35,802
  Preferred Dividend Requirement                             (2,386)                --               --              (2,386)
                                                    ----------------       ------------      -----------       ------------

NET INCOME AVAILABLE TO COMMON                      $        31,510        $     1,194       $      712        $     33,416
                                                    ----------------       ------------      -----------       ------------
                                                    ----------------       ------------      -----------       ------------

WEIGHTED AVERAGE
  COMMON SHARES (000s)                                       47,266                               5,680              52,946
                                                    ----------------                         -----------       ------------
                                                    ----------------                         -----------       ------------

EARNINGS PER COMMON SHARE                           $           .67                                            $        .63
                                                    ----------------                                           ------------
                                                    ----------------                                           ------------


The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                        TELEPHONE AND DATA SYSTEMS, INC.
         NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


     (a) Includes the balance sheets of the entities discussed in the second paragraph of Item 5 of this report.

     (b) Includes the income statements of the entities discussed in the second paragraph of Item 5 of this report prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company was completed subsequent to December 31, 1993, or is pending as of the date of this Form 10-K.

     (c)  The pro forma adjustments are described in the following paragraphs:

      1) Reflects TDS's acquisition of the telephone and cellular telephone interests described in the third paragraph of Item 5 of this report. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price in excess of book value (in thousands).

     Purchase price (aggregate)                                     $  181,653

     Less: TDS's proportionate share of acquired companies'
          equity at December 31, 1993                                 (17,256)
                                                                    ----------
     Purchase price to be allocated                                 $  164,397
                                                                    ----------
                                                                    ----------
     Purchase price in excess of book value--
          Cellular operations--consolidated                         $   60,869
          Cellular operations--equity method                            69,016
          Telephone operations                                          34,512
                                                                    ----------
                                                                    $  164,397
                                                                    ----------
                                                                    ----------

     The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

     2) Reflects the minority shareholders' portion of acquired companies' net income.

     3) Reflects the amortization of assumed costs in excess of book value. Excess cost amounts are primarily assumed to be amortized over 40 years.

     4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma Consolidated Statements of Income.

     5) Reflects the elimination of intercompany interest income and interest expense between the Company and an acquired entity. The acquired entity was previously accounted for by the equity method of accounting (see Note 4).

                        TELEPHONE AND DATA SYSTEMS, INC.
         NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

     6) Reflects the minority shareholders' portion of USM's net income due to the addition of the cellular entities and the related pro forma adjustments in
(2)-(4) above.

     7) Reflects the estimated interest expense incurred as a result of increases in Notes Payable in connection with the acquisitions included in the Condensed Pro Forma Consolidated Statements of Income.

     8) Reflects the estimated income tax effects of the pro forma adjustments in (2)-(4) and (7) above.